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Octel Corp. completes acquisition of Finetex

NEWARK, DELAWARE, January 14, 2005 - Octel Corp. (NYSE: OTL) today confirmed that it has completed the acquisition of Finetex for a purchase price of US$ 20 million.

With manufacturing sites in New Jersey and North Carolina, Finetex supplies specialty surfactants and emollients to the personal care, cosmetics and other industrial markets globally. The business has an annual turnover of approximately US$ 19 million.

Octel Corp., a Delaware corporation, is a global chemical company specializing in high performance fuel additives and special and effect chemicals. The company's strategy is to manage profitably and responsibly the decline in world demand for its major product -- tetraethyl lead (TEL) in gasoline -- through competitive differentiation and stringent product stewardship, to expand its Petroleum Specialties and Performance Chemicals businesses organically through product innovation and focus on customer needs, and to seek synergistic growth opportunities through joint venture, alliances, collaborative arrangements and acquisitions.